Exhibit 99.1

Harman International PRESS RELEASE

February 5, 2008	FOR IMMEDIATE RELEASE
Contact: Robert C. Ryan
Vice President – Treasurer
Harman International Industries, Incorporated
(202) 393-1101
HARMAN INTERNATIONAL REPORTS HIGHER SALES FOR SECOND QUARTER
FISCAL YEAR 2008; EARNINGS DOWN ON PND, PRODUCT MIX AND COSTS
Announces Analyst and Investor Conference Call
WASHINGTON, D.C., February 5, 2008 – Harman International Industries, Incorporated (NYSE: HAR) today announced results for the second quarter ending December 31, 2007. Net sales for the quarter were $1.066 billion, a 14.4 percent increase compared to $932 million for the same period last year. Earnings per diluted share in the second quarter were $0.68 compared to $1.22 in the same period last year. Excluding merger-related costs, earnings per diluted share were $0.73.
“Although we continue to increase sales across all divisions, our automotive earnings are under pressure due to portable navigation devices (PND), product mix, and higher engineering and material costs during a period of record launch activity,” said Dinesh Paliwal, Harman’s Chief Executive Officer. “We are accelerating a number of strategic actions to improve our cost structure and optimize our global footprint in the automotive sector, while flattening our broader organization to instill a strong culture of execution.”

FY 2008 Second Quarter Key Figures	Three Months Ending December 31, 2007
			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions unless otherwise indicated	2007	2006	Changes	Changes[2]
Net sales	1,066	932	14.4%	5.9%
Gross profit	301	320	(5.8%)
Percent of net sales	28.3%	34.3%
Operating income	61	116	(47.4%)	(53.0%)
Percent of net sales	5.7%	12.4%
Net income	43	81	(47.3%)	(53.0%)
Percent of net sales	4.0%	8.7%
GAAP diluted earnings per share ($)	0.68	1.22
Non-GAAP diluted earnings per share[1] ($)	0.73	1.22
Shares outstanding — diluted	63	67

[1]	Adjusted for costs associated with the terminated merger.

[2]	Non-GAAP measure. See reconciliation later in this release.

Summary of Operations
Net sales continued to grow across all three divisions. The growth in overall net sales was primarily due to increased shipments of infotainment systems to automotive customers and higher sales of consumer and professional products to major distributors. Gross profit, as a percentage of net sales, decreased 6.0 percentage points to 28.3 percent for the quarter ending December 31, 2007.  The gross margin decline was primarily in the Automotive division which experienced lower margins on PND products, product mix change, including higher sales of lower-margin infotainment systems for mid-level vehicles, and higher than expected material costs.
Selling, general and administrative (SG&A) expenses were $240 million for the quarter, an increase of $36 million from the second quarter of fiscal 2007. SG&A expenses in the quarter include $9 million of merger-related costs. SG&A was also impacted by higher engineering costs and foreign currency translation.
Operating income for the quarter ending December 31, 2007 was $61 million, or 5.7 percent of sales, compared to $116 million, or 12.4 percent of sales, in the same period last year.  The decrease in operating income was driven by PND, product mix, and higher engineering, material and merger costs.
The effective tax rate for the second quarter fiscal 2008 was 25.6 percent compared to 29.5 percent during the same period last year. The lower effective tax rate was a result of the termination of the merger agreement in the second quarter, which allowed merger costs to be tax deductible, and lower corporate tax rates in Germany.
For the quarter, net income was $43 million and earnings per diluted share were $0.68. Excluding merger-related costs, net income was $46 million and earnings per diluted share were $0.73 compared to last year’s record $1.22.
Foreign currency translation positively impacted quarterly results as the Euro strengthened approximately 12 percent compared to the same quarter last year. The Euro averaged $1.45 in the second quarter compared to $1.29 in the same period last year. As a result, foreign currency translation improved sales by approximately $75 million and contributed $0.15 to earnings per diluted share in the quarter.

Divisional Performance Q2 F2008
Automotive Division

	Three Months Ending December 31, 2007
FY 2008 Second Quarter Key Figures			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions unless otherwise indicated	2007	2006	Changes	Changes[1]
Net sales	730	632	15.5%	5.4%
Gross profit	194	225	(14.1%)
Percent of net sales	26.5%	35.7%
Operating income	36	92	(60.0%)	(64.3%)
Percent of net sales	5.0%	14.6%

[1]	Non-GAAP measure. See reconciliation later in this release.
Automotive net sales for the quarter were up 15.5 percent from the same period one year ago. Excluding currency effects, sales were 5.4 percent higher compared to the same period last year. Sales continued to be strong to key automotive customers including Audi, BMW, Chrysler, Toyota/Lexus, and Porsche. Gross profit, as a percentage of sales, fell by 9.2 percentage points to 26.5 percent. The gross margin decline was a result of lower margins on PND, product mix, and material costs. Operating income, as a percentage of net sales, for the division was down 9.6 percentage points due to gross margin effects, higher engineering, and other SG&A.
The majority of PND sales are recorded in the Automotive division. PND sales fell by $29 million compared to the same period last year. Both PND sales and margins decreased due to aggressive price reductions by competitors, the delay of new products, and the sale of older products at substantial discounts.
Professional Division

	Three Months Ending December 31, 2007
FY 2008 Second Quarter Key Figures			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions unless otherwise indicated	2007	2006	Changes	Changes[1]
Net sales	152	136	11.2%	8.6%
Gross profit	60	52	14.7%
Percent of net sales	39.7%	38.4%
Operating income	23	20	16.2%	13.7%
Percent of net sales	15.2%	14.7%

[1]	Non-GAAP measure. See reconciliation later in this release.
Professional division net sales for the quarter ending December 31, 2007 were up 11.2 percent from the same period one year ago. Excluding currency effects, second quarter sales were 8.6 percent higher than the same period in fiscal 2007. Sales grew across a number of the division’s vertical markets, particularly the touring and installed sound markets. Gross profit, as a percentage of sales, increased by 1.3 points due to a more favorable product mix and lower variable expenses. Operating income, as a percentage of sales, was up by 0.5 of a percentage point to 15.2 percent.
The Professional division continues to report strong customer response to its portfolio of solutions for performing artists and facilities. Second quarter projects included Harman Professional division bookings for Boston’s Four Seasons Hotel, Shanghai TV, the Jewish Museum of Berlin, AIDA Cruise Lines, and the Sydney, Australia Conservatorium of Music. Work is continuing in Beijing, China to equip more than a dozen key venues for the 2008 Summer Olympics with Harman professional audio systems.
Consumer Division

	Three Months Ending December 31, 2007
FY 2008 Second Quarter Key Figures			Increase (Decrease)
			Including	Excluding
			Currency	Currency
$ millions unless otherwise indicated	2007	2006	Changes	Changes[1]
Net sales	184	163	12.7%	5.6%
Gross profit	49	43	12.8%
Percent of net sales	26.4%	26.4%
Operating income	17	15	20.6%	8.6%
Percent of net sales	9.5%	9.0%

[1]	Non-GAAP measure. See reconciliation later in this release.
Consumer division net sales for the quarter ending December 31, 2007 increased $21 million, or 12.7 percent, compared to the same period last year.  Excluding currency effects, second quarter sales were 5.6 percent higher than the same period in fiscal 2007. The sales growth was primarily in international operations where multimedia and home theater systems continue to be strong. Gross profit, as a percentage of sales, was 26.4 percent, consistent with the same period last year. For the quarter, operating margins were 9.5 percent of sales, up 0.5 of a percentage point from the same period a year ago.
In the Consumer division, market trends continue to show additional focus on the integration of large flat screens, iPod music players and wireless applications. Key Harman rollouts in 2008 will offer greater integration and connectivity of audio and entertainment systems. These include the Harman Digital Lounge, a “store within a store” merchandising concept for retailers, and the Harman/Kardon DMC 1000 Media Server that delivers content to as many as four separate household zones.
Strategic Appointments
Harman’s Board of Directors has been expanded to eight members, bringing new expertise and global range. Brian Carroll has joined from KKR, bringing strong financial expertise. Dr. Harald Einsmann, a German national who has worked with such industry leaders as Procter & Gamble, the Wallenberg Group, and the Carlson Group, brings international business experience. Gary Steel, a Scottish national with experience from Europe’s Shell and ABB Groups, adds deep expertise in human resources, restructuring, and corporate governance.

The Company has also announced several significant additions to its senior management team in recent weeks.
•	Richard Sorota, an experienced executive with premium consumer brand companies, Procter & Gamble and Royal Phillips, has joined the Company as Consumer Division President.

•	John Stacey, with 20 years of experience in employee and organizational development across the Americas and Europe, is joining Harman as Vice President of Human Resources.

•	Robert Lardon has joined the Company as Vice President, Strategy and Investor Relations. In addition to his experience as a management consultant at PwC, Accenture, and Booz Allen, Mr. Lardon was Chief Strategy Officer at Porter Novelli, a global Top 10 communications agency.

•	Kent Moerk, a Danish national, has been appointed to manage the newly established global PND business unit which will integrate the Company’s two lines of portable navigation devices.

•	Dr. Wolfgang Ptacek, who has held senior management positions at T-Mobile and Bosch, has been appointed Chief Technology Officer for Harman automotive operations worldwide.

•	Bronson Reed, an experienced international finance executive at ABB, joined the Company as Vice President, Group Controller.
In order to strengthen the leadership and to improve common processes across multiple Harman businesses, the Company has created the new position of Country Manager in the United States and Japan, and will extend this concept shortly to Germany, China, India, and Russia. Blake Augsburger, who leads the global Professional division, has taken this additional role in the US. Ken Yasuda, President of Harman Consumer Japan, assumes the additional group-wide country role in Japan. These individuals will serve as country champion for functional best practices, and will directly participate in such business activities as project risk reviews, large supply or investment proposals, restructurings, and key human resource decisions.
Strategic Initiatives
During the fiscal second quarter, the Company initiated an extensive review of its global footprint and launched a number of key initiatives to improve simplicity and cost. In the third quarter, restructuring of the Company’s automotive footprint was accelerated with the decision to close plants in Northridge, California and Martinsville, Indiana.
Also during the third quarter, the Company decided to shut down two smaller facilities in Massachusetts serving the Consumer division. These operations will be integrated with other Harman facilities in California and New York. Consolidations of additional Harman manufacturing and engineering facilities in Europe and Africa are under review.
These actions are expected to result in restructuring charges of $25 to $30 million in the third quarter and $5 to $10 million in the fourth quarter of fiscal 2008. About 1400 jobs will be affected, of which 500 jobs will be eliminated and the balance transferred to other Harman facilities in the United States, Germany, China, and Mexico.

The Company has added several hundred new jobs at its plants in Mexico and China and extensive job training is now being completed. The Company has also decided to add capacity to its plant in Hungary in order to expand production of audio electronics and speakers.
The Company is in the final stage of completing its plan to outsource its information technology infrastructure. This step will blend an outside service provider’s solutions expertise with emerging-country resources to bring us significant gains in both agility and cost. This initiative will also help us take a closer look at alternative resources for project-related software, systems and costs.
In the third quarter, the Company also decided to consolidate resources from Washington, DC and Northridge, California to its new corporate headquarters in Stamford, Connecticut. This will accelerate the speed of decision making and improve coordination across key company functions.
Outlook
The Company expects continued growth in sales across its three divisions, although the economic slowdown may affect some of this growth. Fiscal 2008 performance will be adversely affected by lower PND margins, product mix, and higher engineering and material costs due to several new infotainment platform launches.
“We expect the remainder of 2008 and 2009 to be difficult as we complete the launch of a record number of infotainment platforms and face continued pricing pressures,” said Dinesh Paliwal. “Management is responding aggressively to address these issues with a company-wide restructuring program to improve productivity and cost structure across manufacturing, engineering, and sourcing.”
Investor Call on February 5, 2008
At 4:30 p.m. EST today, Harman management will host an analyst and investor conference call to discuss the second quarter results for the fiscal year 2008. To participate in the conference call, please dial (800) 230-1766 (US) or (612) 332-0107 (International), and reference Harman International.
A replay of the call will also be available following the completion of the call at approximately 6:30 p.m. EST. The replay will be available through February 19, 2008. To listen to the replay, dial (800) 475-6701 (US) or (320) 365-3844 (International), Access Code: 908855.
AT&T will also be web-casting the presentation. The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Conference ID: 908855, then enter the pass code: Harman and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode. If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118 (US) or (678) 749-8002 (International).
The Company is making slides available on its website, www.harman.com, which provide an overview of its Automotive division landscape.

General Information
Harman International (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment products for the automotive, consumer and professional markets. The Company maintains a strong presence in the Americas, Europe and Asia and employs more than 11,000 people worldwide. The Harman International family of brands spans some 15 leading names including AKG, Audioaccess, Becker, BSS, Crown, dbx, DigiTech, DOD, Harman Kardon, Infinity, JBL, Lexicon, Mark Levinson, Revel, QNX, Soundcraft and Studer. The Company’s stock is traded on the New York Stock Exchange under the Symbol HAR.
A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release.
Forward-Looking Information
Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to (1) changes in consumer confidence and general economic conditions in the U.S. and Europe; (2) the effect of changes in consumer confidence; (3) a change in interest rates affecting consumer spending; (4) automobile industry sales and production rates; (5) the loss of one or more significant customers, including our automotive customers; (6) model-year changeovers and customer acceptance in the automotive industry; (7) our ability to satisfy contract performance criteria at expected profit margins; (8) availability of key components for the products we manufacture; (9) customer acceptance of our consumer and professional products; (10) competition in the automotive, consumer or professional markets in which the Company operates, including pricing pressure in the market for PNDs and other products; (11) fluctuations in currency exchange rates; (12) the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits or any claims or litigation arising out of our business, labor disputes at our facilities and those of our customers or common carriers; and (13) other risks detailed in Harman’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other filings made by Harman with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$1,065,610	931,717	2,012,572	1,757,260
Cost of sales	764,486	612,079	1,446,873	1,150,333

Gross profit	301,124	319,638	565,699	606,927

Selling, general and administrative expenses	240,285	203,918	463,419	404,289

Operating income	60,839	115,720	102,280	202,638

Other expenses:
Interest expense, net	2,907	498	4,317	637
Miscellaneous, net	982	484	1,653	1,345

Income before income taxes	56,950	114,738	96,310	200,656

Income tax expense, net	14,596	33,839	18,253	63,474
Minority interest	(526)	(490)	(1,352)	(815)

Net income	$42,880	81,389	79,409	137,997

Basic earnings per share	$0.69	1.25	1.25	2.11
Diluted earnings per share	$0.68	1.22	1.23	2.07

Shares outstanding — Basic	62,051	65,285	63,646	65,401
Shares outstanding — Diluted	62,882	66,525	64,623	66,592

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)
(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$159,275	$171,108
Accounts receivable	540,641	480,408
Inventories	435,324	454,682
Other current assets	191,107	193,389

Total current assets	1,326,347	1,299,587

Property, plant and equipment, net	611,139	511,618
Goodwill	421,898	396,219
Other assets	290,725	198,558

Total assets	$2,650,109	$2,405,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$3,977
Current portion of long-term debt	587	17,012
Accounts payable	279,150	293,677
Accrued liabilities	401,543	561,288

Total current liabilities	681,280	875,954

Borrowings under revolving credit facility	177,950	118,495
Long-term debt	402,504	2,882
Other non-current liabilities	149,689	83,503

Total shareholders’ equity	1,238,686	1,325,148

Total liabilities and shareholders’ equity	$2,650,109	$2,405,982

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

					Three
	Three Months Ended				Months Ended
	December 31, 2007				December 31, 2006
	GAAP	Adjustments		Non-GAAP	GAAP
Net sales	$1,065,610	—		1,065,610	931,717
Cost of sales	764,486	—		764,486	612,079

Gross profit	301,124	—		301,124	319,638

Selling, general and administrative expenses	240,285	(9,146	) (a)	231,139	203,918

Operating income	60,839	9,146		69,985	115,720

Other expenses:
Interest expense, net	2,907	—		2,907	498
Miscellaneous, net	982	—		982	484

Income before income taxes	56,950	9,146		66,096	114,738

Income tax expense, net	14,596	5,847		20,443	33,839
Minority interest	(526)	—		(526)	(490)

Net income	$42,880	3,299		46,179	81,389

Basic earnings per share	$0.69	0.05		0.74	1.25
Diluted earnings per share	$0.68	0.05		0.73	1.22

Shares outstanding — Basic	62,051	62,051		62,051	65,285
Shares outstanding — Diluted	62,882	62,882		62,882	66,525

(a)	Merger costs, principally investment banking and professional fees, related to our transaction with affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners were incurred during the second quarter in the amount of $9.1 million.
Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our merger related costs incurred during the second quarter of fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

					Six
	Six Months Ended				Months Ended
	December 31, 2007				December 31, 2006
	GAAP	Adjustments		Non-GAAP	GAAP
Net sales	$2,012,572	—		2,012,572	1,757,260
Cost of sales	1,446,873	—		1,446,873	1,150,333

Gross profit	565,699	—		565,699	606,927

Selling, general and administrative expenses	463,419	(13,844	) (a)	449,575	404,289

Operating income	102,280	13,844		116,124	202,638

Other expenses:
Interest expense, net	4,317	—		4,317	637
Miscellaneous, net	1,653	—		1,653	1,345

Income before income taxes	96,310	13,844		110,154	200,656

Income tax expense, net	18,253	5,847		24,100	63,474
Minority interest	(1,352)	—		(1,352)	(815)

Net income	$79,409	7,997		87,406	137,997

Basic earnings per share	$1.25	0.12		1.37	2.11
Diluted earnings per share	$1.23	0.12		1.35	2.07

Shares outstanding — Basic	63,646	63,646		63,646	65,401
Shares outstanding — Diluted	64,623	64,623		64,623	66,592

(a)	Merger costs, principally investment banking and professional fees, related to our terminated merger with affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners were incurred during the six months ended December 31, 2007 in the amount of $13.8 million.
Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our merger related costs incurred during the first half of fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
RECONCILIATION OF NON-GAAP MEASURES EXCLUDING EFFECT OF FOREIGN
CURRENCY TRANSLATION
( $000s omitted)

	Three Months Ended
	December 31,		Increase
	2007	2006	(Decrease)
GAAP Net Sales	$1,065,610	931,717	14.4%
Effect of foreign currency translation[1]	—	74,974	8.5%

Net Sales, excluding effect of foreign currency translation	1,065,610	1,006,691	5.9%

GAAP Operating Income	60,839	115,720	(47.4%)
Effect of foreign currency translation[1]	—	13,767	(5.6%)

Operating Income, excluding effect of foreign currency translation	60,839	129,487	(53.0%)

GAAP Net Income	42,880	81,389	(47.3%)
Effect of foreign currency translation[1]	—	9,771	(5.7%)

Net Income, excluding effect of foreign currency translation	$42,880	91,160	(53.0%)

[1]	2006 actual results translated at 2007 foreign exchange rates.
Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements accompanying this press release with a better understanding of the Company’s performance. Because changes in exchange rates effect the rates of change of our financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates and we encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.